Exhibit 24.01
POWER OF ATTORNEY

By signing this Form 10-K below, I hereby appoint Victor Zhou and Yungeng Hu as my attorney-in-fact to sign all amendments to this Form 10-K on my behalf, and to file this Form 10-K (including all exhibits and other documents related to the Form 10-K) with the Securities and Exchange Commission. I authorize each of my attorneys-in-fact to (1) appoint a substitute attorney-in-fact for himself and (2) perform any actions that he believes are necessary or appropriate to carry out the intention and purpose of this Power of Attorney. I ratify and confirm all lawful actions taken directly or indirectly by my attorneys-in-fact and by any properly appointed substitute attorneys-in-fact.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILSON W. S. LI Wilson W. S. Li	Director	September 13, 2007

/s/ BILLY Y N WANG Billy Y N Wang	Chairman of the Board of Directors	September 13, 2007

/s/ GEOFFREY WEI Geoffrey Wei	Director	September 13, 2007